EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Atheros Communications, Inc. of our report dated November 8, 2007, relating to our audit of the consolidated balance sheets of u-Nav Microelectronics Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the two years in the period ended December 31, 2006, included in the Current Report on Form 8-K/A of Atheros Communications, Inc. filed on February 26, 2008.

/s/ McGladrey & Pullen, LLP

Irvine, California

February 25, 2008